EXHIBIT B
TRANSACTIONS IN THE COMMON STOCK IN THE PAST 60 DAYS:

		No. of Shares	Price Per
Name	Date	Sold	Share (1)

Vector Group Ltd.	03/24/2010	1,658,526	$4.2301

(1)	Excludes brokerage commissions.